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                                                                      EXHIBIT 99


Press Release

Glacier Bancorp, Inc. Announces Acquisition Of Missoula-based WesterFed
Financial

KALISPELL, Mont., Sept. 20 /PRNewswire/ -- Glacier Bancorp, Inc. Kalispell, Montana, and WesterFed Financial Corporation Missoula, Montana, jointly announced today the signing of a definitive agreement whereby Glacier Bancorp, Inc. will acquire WesterFed Financial Corporation for a combination of cash and stock in a transaction valued at approximately $95 million. The combined company will be the largest publicly traded bank holding company headquartered in the inland northwest with approximately $2 billion in assets, $1.3 billion in loans and $1.2 billion in deposits.

WesterFed Financial Corporation is the holding company for Montana's largest savings bank, Western Security Bank, which operates twenty-seven offices in fourteen Montana communities. At June 30, 2000, WesterFed had total assets of $946 million, total loans of $619 million, total deposits of $607 million and total equity of $89 million. For the six months ended June 30, 2000, WesterFed had net income of $3.9 million or $0.95 per share.

Under the terms of the agreement, approved by the boards of both companies, Glacier Bancorp, Inc. will issue 1.1 shares of Glacier Bancorp stock for each WesterFed share outstanding and pay $9.05 per WesterFed share in cash, subject to certain adjustments provided for in the definitive agreement. WesterFed shareholders will have the opportunity to receive Glacier Bancorp stock, cash or a combination thereof, subject to election, proration and allocation procedures, as more fully described in the definitive agreement. At the determination date, which will be 15 days prior to closing, the value of the combined cash and stock that each shareholder will receive will have the same value. Based on Glacier's closing price on September 20, 2000, of $12.88, the transaction has an implied per share value of $23.21 per WesterFed share.

The transaction requires approval from banking regulators and by Glacier Bancorp and WesterFed Financial shareholders. The acquisition will be recorded as a purchase for accounting purposes and is expected to close in the first quarter of 2001. The deal is expected to be accretive to earnings in 2001, with only modest cost savings and no revenue enhancements. It is anticipated that initially WesterFed's banking subsidiary, Western Security Bank, will continue to operate with certain administrative functions consolidated. Over time, the offices of Western Security Bank located in Western and Central Montana are expected to be integrated into Glacier's various commercial banking subsidiaries based on logistical and efficiency considerations.

"The acquisition of WesterFed complements our organizations and will further strengthen our presence in key markets throughout Montana," said Mick Blodnick, President and Chief Executive Officer of Glacier Bancorp, Inc. "In addition, WesterFed provides the opportunity to extend Glacier's community style banking to a much larger base of customers. Together with our announcement last week to purchase seven offices in Idaho and Utah from Wells Fargo & Co., with approximately $185 million in deposits, this will truly expand our market share and the number of customers we serve."

Ralph Holliday, President and Chief Executive Officer of WesterFed Financial Corporation, who will continue as President and Chief Executive Officer of Western Security Bank, commented "The new larger Glacier franchise will provide our organization with the ability to provide more


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banking products and services to our customers, as well as accelerating our transition to a commercial lending organization."

In connection with the transaction, WesterFed Financial has granted to Glacier Bancorp an option exercisable, in whole or in part, under certain circumstances to purchase authorized but unissued shares of WesterFed common stock up to 19.9% of WesterFed's shares currently outstanding.

D.A. Davidson & Co. acted as financial advisor to Glacier Bancorp, Inc., and Graham & Dunn P.C. served as legal counsel. Putnam Lovell Securities Inc. acted as financial advisor to WesterFed Financial Corporation, and Silver Freedman & Taff, LLP served as legal counsel.

Forward Looking Statements

When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "significantly" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Glacier Bancorp and WesterFed Financial wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, competitive and regulatory factors could affect the combined company's financial performance and could cause the combined company's actual results for future periods to differ materially from those anticipated or projected.

Glacier Bancorp and WesterFed Financial do not undertake, and specifically disclaim, any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Glacier Bancorp, Inc. will file a registration statement on Form S-4 with the SEC in connection with the proposed transaction. The registration statement will include a joint prospectus/proxy statement which will be sent to the shareholders of both Glacier Bancorp, Inc. and WesterFed Financial Corporation seeking their approval of the proposed transaction. Investors and security holders are advised to read the registration statement and joint proxy statement/prospectus because they will contain important information. When filed, these documents can be obtained at the Internet Word Wide Web site maintained by the SEC at "http://www.sec.gov."

Glacier Bancorp and WesterFed Financial and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies to approve the merger. Information about the participants may be obtained through the SEC's web site from the definitive proxy statement filed with the SEC by Glacier Bancorp on March 30, 2000 and the definitive proxy statement filed with the SEC by WesterFed Financial on March 30, 2000.

For more information please contact: Mick Blodnick, President and Chief Executive Officer, of Glacier Bancorp, Inc. (406) 756-4200 or Ralph K. Holliday, President and Chief Executive Officer, of WesterFed Financial Corporation (406) 721-5254.